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EXHIBIT 8.1

May 14, 2013

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172

Ladies and Gentlemen:

We have acted as special counsel to Williams Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offer and sale (the “Offering”) from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $600,000,000 (the “Common Units”). We have also participated in the preparation of a prospectus supplement dated May 14, 2013 (the “Prospectus Supplement”) and the prospectus (the “Prospectus”) forming a part of the registration statement on Form S-3 of the Partnership, filed with the Securities and Exchange Commission on April 1, 2013 (the “Registration Statement”).

The statements in the Prospectus under the caption “Material Tax Considerations,” as modified by the statements in the Prospectus Supplement under the caption “Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth herein, constitute the opinion of Andrews Kurth LLP as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

Austin Beijing	Dallas	Houston	London	New York	Research Triangle Park	The Woodlands	Washington, DC

Williams Partners L.P.

May 14, 2013

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Act or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth LLP

Austin Beijing	Dallas	Houston	London	New York	Research Triangle Park	The Woodlands	Washington, DC